UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2006

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 – Regulation FD Disclosure.

On October 20, 2006, American Wagering, Inc. (the “Company”) and its wholly-owned subsidiary Leroy’s Horse & Sports Place, Inc. (“Leroy’s”) petitioned the United States Courts of Appeals for the Ninth Circuit (the “9th Circuit”) for a panel rehearing or, in the alternative, a rehearing en banc, in the case titled Michael Racusin, d/b/a M. Racusin & Company v. American Wagering, Inc. et al., Case No. 03-05084.

As we reported in our October 12, 2006 Form 8-K, on October 6, 2006, the 9th Circuit reversed the decision of the Bankruptcy Appellate Panel for the Ninth Circuit (the “BAP”) in the above-noted case. The BAP had ruled in our favor that the bankruptcy claim of Michael Racusin, d/b/a M. Racusin & Company (“Racusin”), was subject to subordination under Section 510(b) of the U.S. Bankruptcy Code (the “Code”) and our plan of reorganization under Chapter 11 of the Code (the “Plan”). Racusin’s bankruptcy claim arose from a pre-petition, July 8, 2003 judgment (the “Judgment”) by the United States District Court for the District of Nevada in Racusin’s favor on a breach of contract claim against us. In reversing the BAP’s ruling, the 9th Circuit ruled that the Judgment was not subject to subordination and remanded the case for further proceedings.

The manner in which Racusin’s claim is resolved will be based on the 9th Circuit’s decision and a September 3, 2004 Settlement Agreement among AWI, Leroy’s and Racusin (the “Settlement Agreement”), which is described further and appears in Exhibit 99.1 in the Form 8-K that we filed on September 7, 2004.

If the 9th Circuit rehears the case and affirms the BAP’s ruling, then Racusin’s claim will be resolved by our issuance of 250,000 shares of AWI common stock to Racusin, in accordance with the Settlement Agreement. Those shares were issued in Racusin’s name on July 27, 2005 pursuant to the BAP’s ruling and are currently held in trust by the Bankruptcy Court pending a resolution of this matter.

If the 9th Circuit declines to rehear the case or if it rehears the case and reverses the BAP’s ruling, then the 250,000 shares that we issued in Racusin’s name will be cancelled, we will make the accounting entries that we described in our October 12, 2006 Form 8-K, and Racusin’s claim will be resolved by a series of cash payments by us to (or for the benefit of) Racusin, in accordance with the Settlement Agreement. As of October 11, 2006, we have calculated the aggregate payment that would be due as $2,700,257 (the agreed-upon sum of $2,800,000, less $320,000 that we previously paid, plus accrued interest from the March 11, 2005 effective date of the Plan), plus interest at 8% per annum, which we would pay under a 60-month amortization schedule contained in the Settlement Agreement.

We anticipate that the 9th Circuit will rule on our petition for rehearing within the next 90 days. If our petition is granted, we anticipate that the rehearing would occur 12 to 18 months later. If our petition is denied, we anticipate that our payments to (or for the benefit of) Racusin will begin within 30 days after the denial.

Forward-Looking Statements. In this report we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include all discussions about our future obligations and actions in the Racusin case, the actions of the 9th Circuit in connection with our petition for a rehearing in the Racusin case, and the related effects on our financial statements and capitalization. Although we believe that our forward-looking statements are reasonable at the present time, you should read this report thoroughly and with the understanding that actual future results may be materially different from what is contained in our forward-looking statements. We do not plan to update forward-looking statements even though our situation or expectations may change in the future, unless applicable law requires us to do so.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as and when expressly set forth by such specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2006

AMERICAN WAGERING, INC.

/s/ Timothy F. Lockinger
Name:	Timothy F. Lockinger
Title:	Chief Financial Officer, Secretary and Treasurer